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                        INTERNATIONAL DATA CORPORATION



                                                               February 29, 2000


Mr. James Randall
Credit Suisse First Boston Technology Group
2400 Hanover Street
Palo Alto, CA  94304

Dear Mr. Randall,

Per our discussion, you have permission to use the following statistics as stated below.

IDC estimates that there were 144 million Web users Worldwide at the end of 1998. The number of users will grow to 602 million by end of 2003.

Sincerely,



/s/Alexa McCloughan


Alexa McCloughan
Senior Vice President